EXHIBIT 99.1
PubMatic Announces Record Fourth Quarter and Fiscal Year Ended 2023 Financial Results; Board of Directors Expands Share Repurchase Program by $100 million

Q4 2023 revenue and adjusted EBITDA significantly exceeded guidance;
Revenue growth accelerated to $84.6 million, up 14% over Q4 2022, delivered net income of $18.7 million or 22% margin, adjusted EBITDA of $38.9 million or 46% margin;
Supply Path Optimization represented 45%+ of total activity in Q4 2023;
Generated $81.1 million in cash from operations in 2023; Generated $52.8 million in free cash flow in 2023, a 38% increase over 2022

NO-HEADQUARTERS/REDWOOD CITY, Calif., February 26, 2024 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the fourth quarter and fiscal year ended December 31, 2023.

“We ended 2023 on an incredibly high note, marking an inflection point in revenue growth as we accelerated to 14% year-over-year growth and strong profitability in the fourth quarter. These results highlight the strength of our platform, the value we deliver to publishers and buyers, our focused investments in key areas of the business over the last 18 months, and the increasing importance of sell-side technology across the ecosystem,” said Rajeev Goel, co-founder and CEO at PubMatic. “Prior investments in products like Activate, Connect, Convert and OpenWrap are unlocking emerging revenue streams while also increasing customer stickiness and providing clear points of differentiation. We believe we are at the early stages of a period of significant multi-year revenue growth and market share expansion and we will continue to invest in key areas of the business where we see demonstrated success, while also expanding our share repurchase program.”

Fourth Quarter 2023 Financial Highlights
•Revenue in the fourth quarter of 2023 was $84.6 million, an increase of 14% over $74.3 million in the same period of 2022;
•Revenue from omnichannel video in the fourth quarter of 2023 grew 7% over the same period last year;
•GAAP net income was $18.7 million with a margin of 22%, or $0.34 per diluted share in the fourth quarter, an increase over GAAP net income of $12.8 million with a margin of 17%, or $0.22 per diluted share in the same period of 2022;
•Adjusted EBITDA was $38.9 million, or 46% margin, an increase over $31.8 million, or 43% margin in the same period of 2022;
•Non-GAAP net income was $24.4 million, or $0.45 per non-GAAP diluted share in the fourth quarter, an increase over non-GAAP net income of $17.9 million, or $0.32 per non-GAAP diluted share in the same period of 2022; and
•Net cash provided by operating activities was $28.7 million, a 48% increase over $19.4 million in the same period of 2022.

Fiscal Year 2023 Financial Highlights
•Revenue in the full year 2023 was $267.0 million, an increase of 4% over $256.4 million in 2022;
•Net dollar-based retention1 was 101% for the year ended December 31, 2023;
•GAAP net income2 was $8.9 million with a margin of 3%, or $0.16 per diluted share in 2023, compared to net income3 of $28.7 million with a margin of 11%, or $0.50 per diluted share in 2022;
•Adjusted EBITDA was $75.3 million, or 28% margin, compared to adjusted EBITDA of $97.0 million, or 38% margin, in 2022;
•Non-GAAP net income was $32.0 million, or $0.57 per non-GAAP diluted share in 2023 compared to non-GAAP net income of $51.2 million, or $0.90 per non-GAAP diluted share in 2022;
•Net cash provided by operating activities in 2023 was $81.1 million, compared to $87.2 million in the full year 2022;
•Generated record free cash flow of $52.8 million in 2023, up 38% over 2022;
•Ended 2023 with total cash, cash equivalents, and marketable securities of $175.3 million with no debt, an increase of 1% over the full year 2022; and
•Through December 31, 2023, used $59.3 million in cash to repurchase 4.0 million shares of Class A common stock with $15.7 million available from the 2023 repurchase program.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

“We delivered exceptional fourth quarter financial results. In addition to top line revenue acceleration, we continued our long track record of strong profitability, high margins, and generated record free cash flow. These results were driven by significant growth in monetized impressions, multi-year investments, emerging revenue streams, and strong execution on key operating priorities,” said Steve Pantelick, CFO at PubMatic. “As we look to 2024, we see a more constructive environment for digital ad spend with tremendous opportunity to accelerate revenues. Our 2024 key operating priorities are to increase investment in high-return areas, deliver further cost efficiencies and infrastructure optimization, and continue to generate strong free cash flow. As a result, we expect to more than double our year-over-year revenue growth in 2024 to over 10%, or over 12% excluding Yahoo, and expand our adjusted EBITDA margin.
Business Highlights

Revenue growth fueled by deeper customer engagements and sticky technology offerings
•Grew active publishers on the PubMatic platform 9% over 2022, monetizing inventory from approximately 1,800 global publishers and app developers.
•Combined revenue from mobile display formats and omnichannel video (which spans across desktop, mobile and CTV devices) represented 78% of total revenue for the year ended December 31, 2023, up 4 percentage points over the year ended December 31, 2022.
1 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended December 31, 2022 (“Prior Period Revenue”). We then calculate the revenue from these same publishers in the trailing twelve months ended December 31, 2023 (“Current Period Revenue”). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods.
2 Fiscal year 2023 GAAP net income includes approximately $5.7 million of incremental bad debt expense related to the bankruptcy of a Demand Side Platform buyer of our platform.
3 Fiscal year 2022 GAAP net income includes an unrealized loss on equity investments. Net of income taxes, the impact was $4.5 million for fiscal year 2022.

•Programmatically monetized CTV inventory from 271 publishers, up from 214 publishers in the fourth quarter of 2022. New and expanded partnerships announced with premium streaming brands including AMC Networks, DISH Media, FOX, iQIYI, TiVo and Vevo, and expanded technology partnerships with CTV ad server Freewheel to bring increased demand to PubMatic platform.
•Ended Q4 2023 with over 45% of total activity coming from Supply Path Optimization (SPO), up from 34% in Q4 2022.
•SPO partners who have worked with us for three years or more had an average net spend retention rate4 of 120% in 2023.
•Diversified across more than 20 verticals. In the fourth quarter, the top 10 ad verticals, in aggregate, grew over 26% year over year.

Significant momentum in post-cookie solutions
•Publishers continue to adopt alternative identification signals. By the end of 2023, over 80% of impressions on our platform have alternative targeting signals attached other than the third-party cookie.
•Alternative identifiers provide more relevant, higher ROI ads to consumers. Analysis across more than 600 billion ad impressions processed daily by PubMatic concluded that when alternative IDs are present, publisher revenue increased by 16%.
•Partnered with Google, the UK Competition Markets Authority, and Interactive Advertising Bureau’s Tech Lab on the Privacy Sandbox initiative. As part of the Google Market Testing Grants program, we are facilitating end-to-end transactions with Privacy Sandbox APIs between multiple publishers and Demand Side Platforms.

Focused investments create technology differentiation and emerging revenue streams
•Expanded total addressable market by an estimated $75 billion via new offerings Activate and Convert.
•Emerging revenue streams, which expand beyond ad monetization services, contributed three percentage points of year-over-year revenue growth in the fourth quarter 2023.
•In May, launched Activate, which allows buyers to access premium content at scale across PubMatic via non-bidded, direct deal execution.
•Strong SPO relationships helped fuel revenue growth in private marketplace (PMP). Revenue from one-to-one Private Marketplace deals grew more than 50% year over year in 2023.
•In July, announced Convert, a major new offering built for commerce media and their advertisers. Convert enables both onsite and offset monetization including sponsored listing ads and CTV.

Drove increased efficiencies across the business
•Processed nearly 210.7 trillion impressions in 2023, an increase of 32% over 2022.
•Reduced total capex in 2023 by more than 70% over 2022 through infrastructure optimization initiatives.
•Cost of revenue per million impressions processed decreased 8% on a trailing twelve month period, as compared to the prior period.
•Delivered 60% more software releases in 2023, compared to 2022, driven in part by the use of generative AI across product development and engineering.
4 We calculate our Supply Path Optimization (“SPO”) net spend retention rate by starting with the spend from SPO buyers that have been buyers on our platform for at least three years, in the last prior year (“Prior Period SPO Buyer Spend”). We then calculate the spend from these same buyers in the current year (“Current Period Spend”). Current Period SPO Buyer Spend includes any upsells and is net of contraction or attrition but excludes spend from new SPO buyers. Our net SPO retention rate equals the Current Period SPO Buyer Spend divided by Prior Period SPO Buyer Spend.

Share Repurchase Program Expanded

On February 26, 2024 we announced that our Board of Directors has authorized an extension of our existing share repurchase program. Under the updated plan, we are authorized to repurchase up to an additional $100 million of our Class A common stock through the end of 2025. The previous plan authorized us to repurchase up to $75 million of our Class A common stock. The timing and total amount of repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices and other considerations. The share repurchase program may be suspended or discontinued at any time and does not obligate us to purchase any amount of Class A common stock. We expect to fund repurchases with existing cash and cash equivalents and marketable securities.

Financial Outlook
Our Q1 outlook assumes that CPMs remain stable and general market conditions do not significantly deteriorate as it relates to current macroeconomic and geopolitical conditions.

Accordingly, we estimate the following:
•For the first quarter of 2024, we expect revenue to be in the range of $61 million to $63 million. We expect adjusted EBITDA to be in the range of $10 million to $12 million.
•We anticipate our adjusted EBITDA will improve as the year progresses driven by the full effect of our cost reductions, optimizations and ad spend growth recovery.
•For the full year 2024, we expect:
◦Year-over-year revenue growth of over 10%, or over 12% excluding Yahoo
◦Adjusted EBITDA margin to be approximately 30%
◦Free cash flow to be in line with 2023
◦CapEx to be in the range of $16M – $18M
Although we provide guidance for adjusted EBITDA and free cash flow, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Monday, February 26, 2024 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.

Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income, net cash provided by operating activities, and net income, we believe that adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP earnings per share and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income adjusted for stock-based compensation expense, depreciation and amortization, unrealized loss and impairment of equity investment, interest income, acquisition-related and other expenses, and provision for income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income adjusted for unrealized loss on equity investments, stock-based compensation expense, acquisition-related and other expenses, and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.
In addition to operating income and net income, we use adjusted EBITDA and non-GAAP net income as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA and non-GAAP net income in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) unrealized losses resulting from our equity investment; (b) the potentially dilutive impact of stock-based compensation; (c) income tax effects for stock-based compensation and unrealized losses from our equity investment; or (d) acquisition-related and other expenses.

Because of these and other limitations, you should consider adjusted EBITDA and non-GAAP net income along with other GAAP-based financial performance measures, including net income and our GAAP financial results.
Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the first quarter of 2024 and revenue, adjusted EBITDA margin, free cash flow and capex for the full year 2024, our expectations regarding our free cash flow, capital expenditures, future hiring, future market growth, our long-term revenue growth and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the war between Ukraine and Russia and the ongoing conflict between Israel and Palestine, and the related measures taken in response by the global community; the impacts of inflation as well as fiscal tightening and rising interest rates; public health crises, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on From 10-Q, copies of are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. All information in this press release is as of February 26, 2024. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$78,509	$92,382
Marketable securities	96,835	82,013
Accounts receivable, net	375,468	314,299
Prepaid expenses and other current assets	11,143	14,784
Total current assets	561,955	503,478
Property, equipment and software, net	60,729	71,156
Operating lease right-of-use assets	21,102	26,206
Acquisition-related intangible assets, net	5,864	8,299
Goodwill	29,577	29,577
Deferred tax assets	13,880	1,047
Other assets, non-current	2,136	2,412
TOTAL ASSETS	$695,243	$642,175
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$347,673	$277,414
Accrued liabilities	25,684	18,936
Operating lease liabilities, current	6,236	5,676
Total current liabilities	379,593	302,026
Operating lease liabilities, non-current	15,607	20,915
Deferred tax liabilities	—	573
Other liabilities, non-current	3,844	6,473
TOTAL LIABILITIES	399,044	329,987
Stockholders' Equity
Common stock	6	6
Treasury stock	(71,103)	(11,486)
Additional paid-in capital	230,419	195,677
Accumulated other comprehensive loss	(4)	(9)
Retained earnings	136,881	128,000
TOTAL STOCKHOLDERS’ EQUITY	296,199	312,188
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$695,243	$642,175

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$84,600	$74,296	$267,014	$256,380
Cost of revenue(1)	24,208	22,955	99,229	81,512
Gross profit	60,392	51,341	167,785	174,868
Operating expenses:(1)
Technology and development	6,846	5,918	26,727	20,846
Sales and marketing	20,353	17,807	82,803	68,562
General and administrative(2)	12,780	11,093	56,219	44,940
Total operating expenses	39,979	34,818	165,749	134,348
Operating income	20,413	16,523	2,036	40,520
Total other income (expense), net	2,632	292	8,469	(3,053)
Income before income taxes	23,045	16,815	10,505	37,467
Provision for income taxes	4,343	4,034	1,624	8,762
Net income	$18,702	$12,781	$8,881	$28,705
Net income per share attributable to common stockholders:
Basic	$0.37	$0.24	$0.17	$0.55
Diluted	$0.34	$0.22	$0.16	$0.50
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	50,659	52,602	51,760	52,278
Diluted	54,940	56,944	56,027	56,908

(1)Stock-based compensation expense includes the following:
STOCK BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenue	$383	$274	$1,472	$1,135
Technology and development	1,137	758	4,346	3,225
Sales and marketing	2,589	1,905	10,462	7,645
General and administrative	3,228	2,527	12,582	8,641
Total stock-based compensation	$7,337	$5,464	$28,862	$20,646
(2)On June 30, 2023, a Demand Side Platform buyer of our platform filed for Chapter 11 bankruptcy. As a result of this bankruptcy, we recorded incremental bad debt expense of $5.7 million which is reflected in our GAAP net income and adjusted EBITDA results for the year ended December 31, 2023.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	December 31,
	2023	2022
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$8,881	$28,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,770	34,249
Unrealized loss and impairment of equity investment	—	5,948
Stock-based compensation	28,862	20,646
Provision for doubtful accounts	5,675	—
Deferred income taxes	(13,406)	(7,166)
Accretion of discount on marketable securities	(4,093)	(577)
Non-cash lease expense	6,145	5,831
Other	45	90
Changes in operating assets and liabilities:
Accounts receivable	(75,716)	(24,408)
Prepaid expenses and other current assets	3,918	(1,595)
Accounts payable	79,687	29,763
Accrued liabilities	3,035	(1,024)
Operating lease liabilities	(5,789)	(5,539)
Other liabilities, non-current	(893)	2,289
Net cash provided by operating activities	81,121	87,212
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of and deposits on property and equipment	(10,601)	(35,869)
Capitalized software development costs	(17,687)	(13,024)
Purchases of marketable securities	(140,603)	(137,793)
Proceeds from sales of marketable securities	18,873	—
Proceeds from maturities of marketable securities	111,000	133,400
Business combination, net of cash acquired	—	(28,085)
Net cash used in investing activities	(39,018)	(81,371)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for employee stock purchase plan	1,869	2,960
Proceeds from exercise of stock options	1,549	1,195
Principal payments on finance lease obligations	(126)	(119)
Payments to acquire treasury stock	(59,268)	—
Net cash provided by (used in) financing activities	(55,976)	4,036
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,873)	9,877
CASH AND CASH EQUIVALENTS - Beginning of year	92,382	82,505
CASH AND CASH EQUIVALENTS - End of year	$78,509	$92,382

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA AND NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$18,702	$12,781	$8,881	$28,705
Add back (deduct):
Stock-based compensation	7,337	5,464	28,862	20,646
Depreciation and amortization	11,039	10,662	44,770	34,249
Unrealized loss and impairment of equity investment	—	—	—	5,948
Interest income	(2,515)	(1,170)	(8,828)	(2,214)
Acquisition-related and other expenses[1]	—	51	—	918
Provision for income taxes	4,343	4,034	1,624	8,762
Adjusted EBITDA	$38,906	$31,822	$75,309	$97,014

Revenues	$84,600	$74,296	$267,014	$256,380
GAAP net income margin	22%	17%	3%	11%
Adjusted EBITDA margin	46%	43%	28%	38%

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$18,702	$12,781	$8,881	$28,705
Add back (deduct):
Unrealized loss and impairment of equity investment	—	—	—	5,948
Stock-based compensation	7,337	5,464	28,862	20,646
Acquisition-related and other expenses[1]	—	51	—	918
Adjustment for income taxes	(1,590)	(352)	(5,695)	(4,968)
Non-GAAP Net Income	$24,449	$17,944	$32,048	$51,249
GAAP diluted EPS	$0.34	$0.22	$0.16	$0.50
Non-GAAP diluted EPS	$0.45	$0.32	$0.57	$0.90
GAAP weighted average shares outstanding—diluted	54,940	56,944	56,027	56,908
Non-GAAP weighted average shares outstanding—diluted	54,940	56,944	56,027	56,908
1Beginning in the third quarter of 2023, we are no longer excluding the impact of post-acquisition cash compensation agreements for certain key acquired employees from the Martin acquisition from Adjusted EBITDA and Non-GAAP net income. Prior period amounts for Adjusted EBITDA and Non-GAAP net income have been updated to conform to the current period presentation. For comparative purposes, the impact of this change for the three and twelve months ended December 31, 2022 is a decrease of $0.8 million and $1.0 million, respectively, to Adjusted EBITDA income and Non-GAAP net income.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$28,674	$19,358	$81,121	$87,212
Less: Purchases of property and equipment	(5,177)	(8,908)	(10,601)	(35,869)
Less: Capitalized software development costs	(3,962)	(3,427)	(17,687)	(13,024)
Free cash flow	$19,535	$7,023	$52,833	$38,319